Exhibit 99

ROCKY BRANDS, INC.

Rocky Brands, Inc. Announces 2020 Fourth Quarter and Full Year 2020 Results

Fourth Quarter Revenue Increased 16.3% to $87.6 Million

Fourth Quarter Gross Margins Increased 370 Basis Points

Fourth Quarter Diluted Earnings Per Share Increased 95.6% to $1.33

NELSONVILLE, Ohio, February 24, 2021 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Sales and Income

Fourth quarter net sales increased 16.3% to $87.6 million versus net sales of $75.3 million in the fourth quarter of 2019. Fourth quarter net income increased 91.1% to $9.7 million, or $1.33 per diluted share, compared to $5.1 million, or $0.68 per diluted share in the year ago period. Adjusted net income for the fourth quarter of 2020, which excludes acquisition related expenses, was $10.3 million, or $1.41 per diluted share.

Fiscal Year 2020 Sales and Income

For fiscal year 2020, net sales increased 2.6% to $277.3 million versus net sales of $270.4 million in fiscal year 2019. Net income increased 20.1% to $21.0 million, or $2.86 per diluted share, for fiscal year 2020, compared with a net income of $17.5 million, or $2.35 per diluted share, for fiscal 2019. Adjusted net income for fiscal 2020 was $23.1 million, or $3.14 per diluted share, compared to an adjusted net income of $16.9 million, or $2.27 per diluted share in 2019. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures).

“We had an incredible fourth quarter with strong sales across our business leading to record revenue and profitability,” said Jason Brooks, President and Chief Executive Officer. “The solid foundation we’ve built at Rocky Brands over the past several years allowed the Company to successfully weather the initial challenges created by COVID-19 last spring, and more recently capitalize on the opportunities that emerged as the economy reopened and consumers returned to shopping at brick and mortar retail.  Our performance during the second half of 2020 reflects the strong appeal of our brands and products, the advantages of our internal manufacturing, and our enhanced fulfillment capabilities. Our execution amidst the challenging operating environment has strengthened our customer and consumer relationships and provided us with great momentum to start 2021. We believe we have the right strategies in place to continue expanding our market share both organically and through our proposed acquisition of the performance and lifestyle footwear business of Honeywell that is on track to close in March. I am extremely proud of our organization’s many recent accomplishments and I am confident that we are on course to deliver even greater value to shareholders in the years to come.”

Pending Acquisition

On January 25, 2021, Rocky Brands announced that it has entered into a definitive agreement to acquire the performance and lifestyle footwear business of Honeywell International, Inc. including The Original Muck Boot Company and XTRATUF footwear brands, for a purchase price of $230 million. For more information on the definitive agreement, please click Rocky Brands, Inc. To Acquire Leading Brand Portfolio From Honeywell.

Fourth Quarter and Full Year Review

Wholesale sales for the fourth quarter increased 21.7% to $59.9 million compared to $49.3 million for the same period in 2019. Retail sales for the fourth quarter increased 13.1% to $23.5 million compared to $20.8 million for the same period last year. Military segment sales for the fourth quarter were $4.2 million compared to $5.3 million in the fourth quarter of 2019.

Gross margin in the fourth quarter of 2020 increased 27.8% to $36.1 million, or 41.2% of sales, compared to $28.3 million, or 37.5% of sales, for the same period last year. The 370 basis point increase was primarily attributable to higher wholesale margins driven by increased full priced selling along with higher retail margins.

Operating expenses were $23.2 million, or 26.5% of net sales, for the fourth quarter of 2020 compared to $21.6 million, or 28.7% of net sales, a year ago.

Income from operations for the fourth quarter of 2020 increased 93.8% to $12.9 million, or 14.7% of net sales compared to $6.7 million for the same period a year ago, or 8.8% of net sales. Adjusted operating income for the fourth quarter of 2020 was $13.6 million, or 15.5% of net sales.

For 2020, wholesale sales increased 3.4% to $185.6 million compared to $179.5 million for 2019. Retail sales increased 12.4% to $72.9 million compared to $64.8 million for the same period last year. Military segment sales declined 27.6% to $18.9 million compared to $26.1 million in 2019.

Gross margin for 2020 increased 7.2% to $104.7 million, or 37.8% of sales, compared to $97.7 million, or 36.1% of sales, for the same period last year. Adjusted gross margin for 2020, which excludes approximately $2.0 million in expenses related to the temporary closure of the Company’s manufacturing facilities due to COVID-19, was $106.7 million, or 38.5% of sales, while adjusted gross margin for 2019, which excluded hurricane related expense reimbursement, was $97.0 million, or 35.9%. The 260 basis point increase was driven by a higher percentage of retail sales, which carry higher gross margins than wholesale and military sales, and higher wholesale and retail segment margins versus the same period last year.

Operating expenses were $77.6 million, or 28.0% of net sales, for 2020 compared to $75.6 million, or 28.0% of net sales, a year ago.

Income from operations for 2020 increased 23.0% to $27.2 million, or 9.8% of net sales compared to $22.1 million for the same period a year ago, or 8.2% of net sales. Adjusted operating income for 2020 was $29.8 million, or 10.8% of net sales, compared to adjusted operating income of $21.4 million, or 7.9% for 2019.

Balance Sheet Review

Cash and cash equivalents increased $12.8 million or 82.7% to $28.4 million at December 31, 2020 compared to $15.5 million on the same date a year ago.

Inventory at December 31, 2020 increased 1.1% to $77.6 million compared to $76.7 million on the same date a year ago.

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: “non-GAAP adjusted gross margin,” “non-GAAP adjusted operating expenses,” “non-GAAP adjusted other- net,” “non-GAAP adjusted net income,” and “non-GAAP adjusted net income per share.” Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See “Reconciliation of GAAP Measures to Non-GAAP Measures” accompanying this press release.

Conference Call Information

The Company’s conference call to review fourth quarter 2020 results will be broadcast live over the internet today, Wednesday, February 24, 2021 at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 (domestic) or (201) 493-6725 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company’s ability to strategically expand market share (paragraph 4), successfully close on the acquisition of the performance and lifestyle footwear business of Honeywell in March 2021 as targeted (paragraph 4), deliver increased value to shareholders in the years to come (paragraph 4). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2019 (filed March 6, 2020) and quarterly reports on Form 10-Q for the quarters ended March 31, 2020 (filed May 7, 2020), June 30, 2020 (filed August 6, 2020) and September 30, 2020 (filed November 5, 2020) . One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	December 31,
	2020	2019
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$28,353	$15,518
Trade receivables – net	48,010	45,585
Contract receivables	5,170	4,746
Other receivables	364	366
Inventories – net	77,576	76,731
Deferred income taxes	-	150
Prepaid expenses	3,713	3,030
Total current assets	163,186	146,126
LEASED ASSETS	1,572	1,743
PROPERTY, PLANT & EQUIPMENT – net	33,750	27,423
IDENTIFIED INTANGIBLES – net	30,209	30,240
OTHER ASSETS	374	294
TOTAL ASSETS	$229,091	$205,826

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	20,090	15,776
Contract liabilities	5,582	4,746
Accrued expenses:
Salaries and wages	4,463	3,044
Taxes - other	893	967
Accrued freight	911	867
Commissions	712	608
Accrued duty	4,270	3,824
Income tax payable	1,019	-
Other	2,043	1,702
Total current liabilities	39,983	31,534
LONG-TERM TAXES PAYABLE	169	169
LONG-TERM LEASE	944	1,158
DEFERRED INCOME TAXES	8,271	8,108
DEFERRED LIABILITIES	219	201
TOTAL LIABILITIES	49,586	41,170
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding December 31, 2020 - 7,247,631; December 31, 2019 - 7,354,970	65,971	67,993
Retained earnings	113,534	96,663
Total shareholders' equity	179,505	164,656
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$229,091	$205,826

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
NET SALES	$87,618	$75,341	$277,309	$270,408
COST OF GOODS SOLD	51,497	47,089	172,574	172,723
GROSS MARGIN	36,121	28,252	104,735	97,685

OPERATING EXPENSES	23,221	21,596	77,565	75,600

INCOME FROM OPERATIONS	12,900	6,656	27,170	22,085

OTHER INCOME (EXPENSES)	(95)	(13)	(205)	146

INCOME BEFORE INCOME TAXES	12,805	6,643	26,965	22,231

INCOME TAX EXPENSE	3,084	1,557	6,001	4,769

NET INCOME	$9,721	$5,086	$20,964	$17,462

INCOME PER SHARE
Basic	$1.34	$0.69	$2.87	$2.36
Diluted	$1.33	$0.68	$2.86	$2.35
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,248	7,372	7,304	7,387
Diluted	7,296	7,426	7,337	7,439

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
GROSS MARGIN
GROSS MARGIN, AS REPORTED	$36,121	$28,252	$104,735	$97,685
ADD: MANUFACTURING EXPENSES RELATED TO COVID-19 CLOSURES/SUPPLIES*	-	-	1,974	-
LESS: HURRICANE RELATED EXPENSE REIMBURSEMENT**	-	-	-	(725)
ADJUSTED GROSS MARGIN	$36,121	$28,252	$106,709	$96,960

OPERATING EXPENSES	$23,221	$21,596	$77,565	$75,600
ADD: EXPENSES TIED TO DEFINITIVE ACQUISITION AGREEMENT ENTERED INTO WITH HONEYWELL INTERNATIONAL, INC.***	705	-	705	-
ADJUSTED OPERATING EXPENSES	22,516	21,596	76,860	75,600

INCOME FROM OPERATIONS, ADJUSTED	$13,605	$6,656	$29,849	$21,360

NET INCOME
NET INCOME, AS REPORTED	$9,721	$5,086	$20,964	$17,462
ADD: MANUFACTURING EXPENSES RELATED TO COVID-19 CLOSURES/SUPPLIES, AFTER TAX	-	-	1,570	-
ADD: EXPENSES TIED TO DEFINITIVE ACQUISITION AGREEMENT ENTERED INTO WITH HONEYWELL INTERNATIONAL, INC., AFTER TAX	535	-	535	-
LESS: HURRICANE RELATED EXPENSE REIMBURSEMENT, AFTER TAX	-	-	-	(579)
ADJUSTED NET INCOME	$10,256	$5,086	$23,069	$16,883

NET INCOME PER SHARE, AS REPORTED
BASIC	$1.34	$0.69	$2.87	$2.36
DILUTED	$1.33	$0.68	$2.86	$2.35

ADJUSTED NET INCOME PER SHARE
BASIC	$1.42	$0.69	$3.16	$2.29
DILUTED	$1.41	$0.68	$3.14	$2.27

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,248	7,372	7,304	7,387
DILUTED	7,296	7,426	7,337	7,439

* Adjustment related to the overhead, payroll expenses and supplies incurred during the temporary closure of our manufacturing facilities due to COVID-19.

** Adjustment related to reimbursements of expenses associated with the temporary closure of our Puerto Rican manufacturing facility as a result of Hurricane Maria in 2017

*** Adjustment related to expense tied to entering the definitive agreement to acquire the performance and lifestyle footwear business of Honeywell International, Inc.